November 13, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated November 13, 2013, to be filed by our former client, the AFH Acquisition VIII, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

EFP Rotenberg, LLP

Rochester, New York